Exhibit 3.1

SECOND ARTICLES OF AMENDMENT AND RESTATEMENT
OF
SMARTSTOP SELF STORAGE REIT, INC.

FIRST:  SmartStop Self Storage REIT, Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:  The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation is SmartStop Self Storage REIT, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The Corporation is formed for the purpose of carrying on any lawful business or activity, which may include qualifying as a real estate investment trust under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The name and address of the resident agent for service of process of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093. The address of the Corporation’s principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093.

ARTICLE IV

DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

Aggregate Stock Ownership Limit.  9.8% in value of the aggregate of the outstanding shares of Stock or such other percentage determined by the board of directors in accordance with Section 6.1.8 herein.

Beneficial Ownership.  Ownership of Stock by a Person, whether the interest in the shares of Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Owningˮ and “Beneficially Owned” shall have the correlative meanings.

Business Day.  Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary.  One or more beneficiaries of the Trust as determined pursuant to Section 6.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Code.  The term shall have the meaning as provided in Article II herein.

Class A Common Stock.  The term shall have the meaning as provided in Section 5.1 herein.

Class T Common Stock.  The term shall have the meaning as provided in Section 5.1 herein.

Common Stock.  The term shall have the meaning as provided in Section 5.1 herein.

Common Stock Ownership Limit.  9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock or such other percentage determined by the board of directors in accordance with Section 6.1.8 herein.

Common Stockholders.  The holders of record of Common Stock.

Constructive Ownership.  Ownership of Stock by a Person, whether the interest in the shares of Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.

Corporation.  The term shall have the meaning as provided in Article I herein.

Excepted Holder.  A stockholder of the Corporation for whom an Excepted Holder Limit is created by the board of directors pursuant to Section 6.1.7.

Excepted Holder Limit.  The percentage limit established by the board of directors pursuant to Section 6.1.7 provided that the affected Excepted Holder agrees to comply with the requirements established by the board of directors pursuant to Section 6.1.7, and subject to adjustment pursuant to Section 6.1.8.

Independent Director.  A director who satisfies the independence requirements of the New York Stock Exchange as in effect from time to time.

Market Price.  With respect to any class or series of outstanding shares of Stock, the Closing Price for such Stock on such date.  The “Closing Priceˮ on any date shall mean the last sale price for such Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Stock is listed or admitted to trading or, if such Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or, if NASDAQ is no longer in use, the principal other automated quotation system that may then be in use or, if such Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Stock selected by the board of directors or, in the event that no trading price is available for such Stock, the fair market value of the Stock, as determined in good faith by the board of directors.

MGCL.  The Maryland General Corporation Law, as amended from time to time.

Net Asset Value Per Share of Class A Common Stock. The net asset value of the Corporation allocable to the Class A Common Stock, determined as described in the Corporation’s periodic filings with the Securities and Exchange Commission, divided by the number of outstanding shares of Class A Common Stock.

Net Asset Value Per Share of Class T Common Stock. The net asset value of the Corporation allocable to the Class T Common Stock, determined as described in the Corporation’s periodic filings with the Securities and Exchange Commission, divided by the number of outstanding shares of Class T Common Stock.

Person.  An individual, corporation, association, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, private foundation within the meaning of Section 509(a) of the Code, joint stock company, partnership, limited liability company or other legal entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, and a group to which an Excepted Holder Limit (as defined in Article VI) applies.

Preferred Stock.  The term shall have the meaning as provided in Section 5.1 herein.

Prohibited Owner.  With respect to any purported Transfer, any Person who but for the provisions of Section 6.1.1 would Beneficially Own or Constructively Own shares of Stock and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

REIT.  A corporation, trust or association which is engaged in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by mortgages on real estate or both and that qualifies as a real estate investment trust under Sections 856 through 860 of the Code.

Restriction Termination Date.  The first day on which the board of directors determines pursuant to Section 7.2 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with any or all of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

SDAT.  The State Department of Assessments and Taxation of Maryland.

Stock.  All classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Stockholder Servicing Fee. The stockholder servicing fee on the Class T Common Stock payable to the Dealer Manager and to be re-allowed to participating broker-dealers, as described in the Corporation’s periodic filings with the Securities and Exchange Commission.

Transfer.  Any issuance, sale, transfer, gift, assignment, devise or other disposition as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Stock or the right to vote or receive distributions on Stock, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Stock or any interest in Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned, and whether by operation of law or otherwise.  The terms “Transferringˮ and “Transferredˮ shall have the correlative meanings.

Trust.  Any trust provided for in Section 6.2.1.

Trustee.  The Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

ARTICLE V

STOCK

Section 5.1.  Authorized Shares.  The Corporation has authority to issue 700,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), of which 350,000,000 shares of Common Stock shall be designated as Class A Common Stock (“Class A Common Stock”) and 350,000,000 shares of Common Stock shall be designated as Class T Common Stock (“Class T Common Stock”), and 200,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).  The aggregate par value of all authorized shares of Stock having par value is $900,000.  The board of directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of Stock or the number of shares of Stock of any class or series that the Corporation has the authority to issue.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, as the case may be, so that the aggregate number of shares of Stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of Stock set forth in the first sentence of this Section 5.1.

Section 5.2. Common Stock.

Section 5.2.1. Description. Subject to the provisions of Article VI and except as may otherwise be specified in the charter, each share of Common Stock shall entitle the holder thereof to one vote. The board of directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of Stock.

Section 5.2.2. Common Stock Subject to Terms of Preferred Stock. The Common Stock shall be subject to the express terms of any series of Preferred Stock.

Section 5.2.3. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up, or any distribution of the assets of the Corporation, (a) the holder of each share of Class A Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation payment equal to the Net Asset Value Per Share of Class A Common Stock; and (b) the holder of each share of Class T Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation payment equal to the Net Asset Value Per Share of Class T Common Stock.

Section 5.2.4. Voting Rights. Except as may be provided otherwise in the charter, and subject to the express terms of any class or series of Preferred Stock, each holder of a share of Common Stock shall vote together with the holders of all other shares of Common Stock, as a single class on all actions to be taken by the stockholders, and the holders of the Common Stock shall have the exclusive right to vote on all matters (as to which a Common Stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the stockholders; provided, however, that with respect to any matter that would alter only the contract rights of a particular class of Common Stock, only the holders of such affected class of Common Stock shall have the right to vote on such matter.

Section 5.2.5.Conversion Upon Listing. Upon the listing of a class of Common Stock for trading on a national securities exchange, each share of Stock of the classes of Common Stock that are not so listed shall automatically and without any action on the part of the holder thereof convert into a number of shares of Stock of the listed class of Common Stock equal to a fraction, the numerator of which is the net asset value of the Corporation allocable to the shares of Stock of the applicable non-listed class of Common Stock and the denominator of which is the net asset value of the Corporation allocable to the shares of Stock of the listed class of Common Stock.

Section 5.3.  Preferred Stock.  The board of directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time into one or more classes or series of Stock.

Section 5.4.  Classified or Reclassified Shares.  Prior to the issuance of classified or reclassified shares of any class or series, the board of directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Stock; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of Stock outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT.  Any of the terms of any class or series of

Stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the board of directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 5.5.  Charter and Bylaws.  The rights of all stockholders and the terms of all Stock are subject to the provisions of the charter and the bylaws.

Section 5.6.  No Preemptive Rights or Appraisal Rights.  Except as may be provided by the board of directors in setting the terms of classified or reclassified shares of Stock pursuant to Section 5.4 above or as may otherwise be provided by contract approved by the board of directors, no holder of shares of Stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature.  Holders of shares of Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the board of directors, upon such terms and conditions as may be specified by the board of directors, shall determine that such rights apply, with respect to all or any classes or series of Stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares of Stock would otherwise be entitled to exercise such rights.

Section 5.7.  Issuance of Shares Without Certificates.  The board of directors may authorize the issuance of shares of Stock without certificates.  The Corporation shall continue to treat the holder of uncertificated Stock registered on its stock ledger as the owner of the shares noted therein until the new owner delivers a properly executed form provided by the Corporation for that purpose.

Section 5.8.  Distributions.  The board of directors may from time to time authorize payments to stockholders in connection with their Stock, in cash or other assets of the Corporation or in Stock, including in Stock of one class payable to holders of Stock of another class.  Until the board of directors determines that it is no longer in the best interest of the Corporation to qualify as a REIT, the board of directors shall endeavor to authorize dividends to the extent necessary to preserve the status of the Corporation as a REIT; provided, however, that stockholders shall have no right to any dividend or other distribution unless and until authorized by the board of directors and declared by the Corporation.  The exercise of the powers and rights of the board of directors pursuant to this section shall be subject to the provisions of any class or series of Stock at the time outstanding.

The per share amount of distributions, if any, paid on the shares of Class A Common Stock and Class T Common Stock will differ because of the Stockholder Servicing Fee. With respect to distributions, other than distributions pursuant to a program or programs by which the Corporation voluntarily repurchases shares from its stockholders, each stockholder of a class or series of shares of Stock shall be treated the same as every other stockholder of that class or series and no class or series of Stock shall be treated other than in accordance with its rights as a class or series as set forth in the charter.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1.  Stock.

Section 6.1.1.  Ownership Limitations.  Prior to the Restriction Termination Date but subject to Section 6.3:

(a)Basic Restrictions.

(i)(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common

Stock Ownership Limit, and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)No Person shall Beneficially Own or Constructively Own shares of Stock to the extent that such Beneficial Ownership or Constructive Ownership of Stock would result in the Corporation (1) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (2) otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation actually owning or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)Any Transfer of shares of Stock that, if effective, would result in the Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock; provided, however, that the board of directors may waive the application of this Section 6.1.1(a)(iii) if, in the opinion of the board of directors, such Transfer would not adversely affect the Corporation’s ability to qualify as a REIT.

(b)Transfer in Trust.  If any Transfer of shares of Stock  occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Stock in violation of Section 6.1.1(a)(i) or Section 6.1.1(a)(ii),

(i)then that number of shares of Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1.1(a)(i) or Section 6.1.1(a)(ii) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.2, effective as of the close of business on the Business Day prior to the date of such Transfer and such Person shall acquire no rights in such shares; provided, however,

(ii)if the Transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.1.1(a)(i) or Section 6.1.1(a)(ii), then the Transfer of that number of shares of Stock that otherwise would cause any Person to violate Section 6.1.1(a)(i) or Section 6.1.1(a)(ii) shall be void ab initio and the intended transferee shall acquire no rights in such shares of Stock.

To the extent that, upon a transfer of shares of Stock pursuant to this Section 6.1.1(b), a violation of any provision of this Article VI would nonetheless be continuing (for example where the ownership of shares of Stock by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), the shares of Stock shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VI.

Section 6.1.2.  Remedies for Breach.  If the board of directors shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.1.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Stock in violation of Section 6.1.1(a) (whether or not such violation is intended), the board of directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.1.1(a) shall automatically result in the Transfer to the Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the board of directors.

Section 6.1.3.  Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Stock that will or may violate Section 6.1.1(a) or any Person who would have owned shares of Stock that resulted in a Transfer to the Trust pursuant to the provisions of Section 6.1.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporationʼs status as a REIT.

Section 6.1.4.  Owners Required to Provide Information.  Prior to the Restriction Termination Date:

(a)every owner of 5% or more (or such higher percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Stock and other shares of the Stock Beneficially Owned and a description of the manner in which such shares are held.  Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporationʼs status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

(b)each Person who is a Beneficial Owner or Constructive Owner of Stock and each Person (including the stockholder of record) who is holding Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporationʼs status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 6.1.5.  Remedies Not Limited.  Subject to Section 7.2, nothing contained in this Section 6.1 shall limit the authority of the board of directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporationʼs status as a REIT.

Section 6.1.6.  Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 6.1, Section 6.2 or any definition contained herein, the board of directors shall have the power to determine the application of the provisions of this Section 6.1 or Section 6.2 with respect to any situation based on the facts known to it.  In the event Section 6.1 or Section 6.2 requires an action by the board of directors and the charter fails to provide specific guidance with respect to such action, the board of directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1 or 6.2.  Absent a decision to the contrary by the board of directors, if a Person would have (but for the remedies set forth in Section 6.2) acquired Beneficial Ownership or Constructive Ownership of Stock in violation of Section 6.1(a), such remedies (as applicable) shall apply first to the shares of Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Stock based upon the relative number of the shares of Stock held by each such Person.

Section 6.1.7.  Exceptions.

(a)Subject to Section 6.1.1(a)(ii), the board of directors, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the board of directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Personʼs Beneficial Ownership or Constructive Ownership of such shares of Stock will violate Section 6.1.1(a)(ii);

(ii) such Person does not and represents that it will not own, actually own or Constructively Own, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to actually own or Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the board of directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the board of directors, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.1.1 through 6.1.6) will result in such shares of Stock being automatically transferred to a Trust in accordance with Section 6.1.1(b) and Section 6.2.

(b)Prior to granting any exception pursuant to Section 6.1.7(a), the board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case, in form and substance satisfactory to the board of directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporationʼs status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)Subject to Section 6.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Stock (or securities convertible into or exchangeable for Stock) may Beneficially Own or Constructively Own shares of Stock (or securities convertible into or exchangeable for Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)The board of directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time; or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

Section 6.1.8.  Increase in Aggregate Stock Ownership Limit and Common Stock Ownership Limit.  Subject to Section 6.1.1(a)(ii), the board of directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons.  No decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will be effective for any Person whose percentage of ownership in Stock is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership in Stock equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Stock in excess of such percentage ownership of Stock will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Stock.

Section 6.1.9.  Legend.  Each certificate for shares of Stock, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated shares of Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer for the purpose of the Corporationʼs maintenance of its status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Corporationʼs charter:  (a) no Person may Beneficially Own or Constructively Own shares of the Corporationʼs Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (b) no Person may Beneficially Own or Constructively Own shares of Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Stock, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (c) no Person may Beneficially Own or Constructively Own Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (d) other than as provided in the Corporation’s charter, any Transfer of shares of Stock that, if effective, would result in the Stock being Beneficially Owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock.  Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Stock in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice).  If any of the restrictions on Transfer or ownership as set forth in (a), (b) or (c) above are violated, the shares of Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.  In addition, the Corporation may redeem Stock upon the terms and conditions specified by the board of directors in its sole and absolute discretion if the board of directors determines that ownership or a Transfer or other event may violate the restrictions described above.  Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (a), (b) or (c) above may be void ab initio.

All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Stock on request and without charge.  Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 6.2.  Transfer of Stock in Trust.

Section 6.2.1.  Ownership in Trust.  Upon any purported Transfer or other event described in Section 6.1.1(b) that would result in a transfer of shares of Stock to a Trust, such shares of Stock shall be deemed to have been Transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such Transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Trust pursuant to Section 6.1.1(b).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.2.6.

Section 6.2.2.  Status of Shares Held by the Trustee.  Shares of Stock held by the Trustee shall be issued and outstanding shares of Stock.  The Prohibited Owner shall have no rights in the shares held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee and shall have no rights to dividends or other distributions attributable to the shares held in the Trust.

Section 6.2.3.  Distributions and Voting Rights.  The Trustee shall have all voting rights and rights to distributions with respect to shares of Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any distribution paid prior to the discovery by the Corporation that the shares of Stock have been transferred to the Trustee shall be paid by the recipient of such distribution to the Trustee upon demand, and any distribution authorized but unpaid shall be paid when due to the Trustee.  Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Trust, and, subject to Maryland law, effective as of the date that the shares of Stock have been transferred to the Trustee, the Trustee shall have the authority with respect to the shares held in the Trust (at the Trustee's sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Stock have been transferred to the Trustee and (b) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 6.2.4.  Sale of Shares by Trustee.  Within 20 days of receiving notice from the Corporation that shares of Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.1.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.4.  The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust or (b) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust.  The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.2.3 of this Article VI.  Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.4, such excess shall be paid to the Trustee upon demand.

Section 6.2.5.  Purchase Right in Stock Transferred to the Trustee.  Shares of Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such Transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) or (b) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.2.4.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.  The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.2.3 of this Article VI.  The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary.

Section 6.2.6.  Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (a) the shares of Stock held in the Trust would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.  Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 6.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 6.3.  Settlement.  Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 6.4.  Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.5.  Non-Waiver.  No delay or failure on the part of the Corporation or the board of directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the board of directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VII

BOARD OF DIRECTORS

Section 7.1.  Number of Directors.  The number of directors of the Corporation shall be five.  The number of directors of the Corporation may be increased or decreased from time to time pursuant to the bylaws but shall never be less than the minimum number required by the MGCL.  A majority of the directors will be Independent Directors.  The Corporation elects pursuant to Section 3-804(c) of the MGCL that, except as may be provided by the board in setting the terms of any class or series of Preferred Stock, any and all vacancies on the board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.  No reduction in the number of directors shall cause the removal of any director from office prior to the expiration of his or her term, except as may otherwise be provided in the terms of any Preferred Stock issued by the Corporation.  The names of the directors who shall serve on the board until the next annual meeting of the stockholders and until their successor are duly elected and qualify, subject to the filling of vacancies or an increase in the number of directors prior to the next annual meeting of the stockholders, are:

H. Michael Schwartz

Paula Mathews

Timothy S. Morris

David J. Mueller

Harold “Skip” Perry

Section 7.2.  REIT Qualification.  The board of directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the board of directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the board of directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The board of directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on ownership and Transfers of Stock set forth in Article VI is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VI.

Section 7.3.  Determinations by the Board.  The determination as to any of the following matters, made by or pursuant to the direction of the board of directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of Stock: (a) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Stock or the payment of other distributions on its Stock; (b) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (d) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any shares of Stock; (e) the number of shares of Stock of any class of the Corporation; (f) any interpretation or resolution of any ambiguity with respect to any provision of the charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of Stock) or of the bylaws; (g) any interpretation of the terms and conditions of one or more agreements with any Person; (h) any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or (i) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or bylaws or otherwise to be determined by the board of directors; provided, however, that any determination by the board of directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no director shall be liable for making or failing to make such a determination.

Section 7.4.  Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire board of directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.  For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

Section 7.5  Authorization by Board of Stock Issuance.  The board of directors may authorize the issuance from time to time of shares of Stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of Stock of any class or series, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the bylaws.

ARTICLE VIII

LIABILITY OF DIRECTORS,
OFFICERS AND OTHER AGENTS

Section 8.1.  Limitation of Director and Officer Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Section 8.1, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Section 8.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 8.2.  Indemnification.

(a)To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to: (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in such capacity; or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in such capacity.  With the approval of the board of directors, the Corporation shall have the power to provide such indemnification and advancement of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.  The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

(b)Neither the amendment nor repeal of this Section 8.2, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Section 8.2, shall limit or eliminate the right of indemnification or advancement of expenses provided hereunder with respect to acts or omissions occurring prior to such amendment, repeal or adoption.

ARTICLE IX

AMENDMENT

The Corporation reserves the right from time to time to make any amendment to the charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding Stock.  All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

ARTICLE X

MISCELLANEOUS

Section 10.1.  Governing Law.  The rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of law provisions thereof.

Section 10.2  Provisions in Conflict with Law or Regulations.

(a)The provisions of the charter are severable, and if the board of directors shall determine that any one or more of such provisions are in conflict with the REIT provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of the charter, even without any amendment of the charter pursuant to Article IX hereof; provided, however, that such determination by the board of directors shall not affect or impair any of the remaining provisions of the charter or render invalid or improper any action taken or omitted prior to such determination. No director shall be liable for making or failing to make such a determination.

(b)If any provision of the charter shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the charter in any jurisdiction.

Section 10.3  Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

THIRD:  The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH:  The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Section 7.1 of the foregoing amendment and restatement of the charter.

SEVENTH:  The undersigned acknowledges the foregoing amendment and restatement of the charter to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, SmartStop Self Storage REIT, Inc. has caused the foregoing Second Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 16th day of September, 2019.

ATTEST:SMARTSTOP SELF STORAGE REIT, INC.

By:/s/ Nicholas M. LookBy:/s/ Michael S. McClure

      Nicholas M. LookMichael S. McClure

      SecretaryChief Executive Officer